EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------
March 1, 2001

       Andrea Electronics Corporation Announces Fourth Quarter and Year End 2000 Results

MELVILLE, N.Y., March 1 -- Andrea Electronics Corporation (Amex:
AND) announced today that revenues for the year ended December 31, 2000 were approximately $15.6 million, compared to approximately $17.1 million in calendar 1999. Net loss applicable to common shareholders for the year ended December 31, 2000 was approximately $9.9 million, or $0.72 per share on a diluted basis, versus net loss applicable to common shareholder of approximately $7.4 million, or $0.56 per share on a diluted basis, for the year ended December 31, 1999. For the fourth quarter ended December 31, 2000, revenues were approximately $3.9 million, versus $3.8 million in the same period in 1999. Net loss applicable to common shareholders for the three months ended December 31, 2000, was approximately $2.7 million, or $0.19 per share on a diluted basis, compared to a net loss applicable to common shareholders of approximately $2.1 million, or $0.16 per share on a diluted basis, for the three months ended December 31, 1999.
The principal factors that contributed to the $2.7 million loss applicable to common shareholders for the fourth quarter ended December 31, 2000 continue to be significant investments in research and development activities primarily associated with the Company's efforts in developing digital audio far-field microphone technologies, goodwill and intangible amortization expense, promotional/advertising activities, expenses associated with creating and maintaining strategic alliances, and significant operating expenses related to marketing the Company's digital audio far-field microphone technologies. Furthermore, the losses applicable to common shareholders for the fourth quarter 2000 and the year ended December 31, 2000 include the effect of approximately $139 thousand and $351 thousand, respectively, in preferred stock dividends.

                             Quarter Ended           Twelve Months Ended
                        12/31/00      12/31/99     12/31/00      12/31/99
                        --------      --------     --------      --------

Total Revenues           $3,866        $3,798      $15,568       $17,112
Loss From Operations     (2,670)       (2,035)      (9,779)       (7,151)
Net Loss                 (2,568)       (2,018)      (9,574)       (7,177)
Preferred Stock Dividend    139            93          351           196
Net Loss Applicable to
Common Shareholders      (2,707)       (2,111)      (9,926)       (7,373)

PER SHARE INFORMATION:
Net Loss Applicable to
Common Shareholders
 Basic                    (0.19)        (0.16)       (0.72)        (0.56)
 Diluted                  (0.19)        (0.16)       (0.72)        (0.56)
Common Shares Used in
Computing Per Share
Data
 Basic                13,885,942    13,242,538   13,748,945    13,229,559
 Diluted              13,885,942    13,242,538   13,748,945    13,229,559

During the year ended December 31, 2000, research and development expenses increased approximately 40% over the same period in 1999. For the fourth quarter ended December 31, 2000, research and development expenses increased approximately 21% over the same period in 1999. These significant increases are due to the Company's continuing efforts to develop digital audio far-field microphone technologies, including patented and patent-pending DSDA(R), DFTA(TM), PureAudio(TM) and EchoStop(TM), as well as the Company's USB technologies. These technologies broaden Andrea Electronics' exposure to key targeted industries, including the automotive and PC communications markets, among others. As such, the Company anticipates continued significant spending in research and development during 2001.

"Results for 2000 summarize a period during which Andrea significantly invested in future opportunities", said Richard A. Maue, Chief Financial Officer of Andrea Electronics Corporation. "We will proceed with investments in research and development activities that are focused on introducing revenue-generating microphone products and technologies, with emphasis on developments that will enable broad acceptance across mobile communications and desktop PC platforms."

"As a result of the unpredictable nature of the value creation cycle associated with our digital audio technology strategic alliances, we have taken significant steps to minimize our future needs for external capital by reducing our cost structure and focusing on predictable, targeted sales growth from our long-standing, core business segments," said Christopher P. Sauvigne, President and Chief Operating Officer of Andrea Electronics Corporation. "Although we have yet to recognize the potentially significant financial rewards associated with our ongoing digital audio technology efforts, based on the progress of our efforts to establish key automotive strategic alliances and our recently announced success with BMW, we remain confident in our ability to drive shareholder value."

KEY FOURTH QUARTER 2000 EVENTS
o Andrea Electronics Introduces Second Generation Digital AutoArray(TM) Microphone at the 2001 International Consumer Electronics Show;
o Andrea Electronics Corporation Adds Sophisticated Voice Extraction Processing Algorithm to Its Menu of Digital Audio Enhancing Technologies;
o    BMW of North America Purchases Andrea Electronics' Microphone Array
     For Use With Hands-Free Digital Phone Application in BMW Z8 Sports
     Car.

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented Active Noise Reduction (ANR READY(R)) earphone, Active Noise Cancellation (ANC) near-field microphone, patented Digital Super Directional Array (DSDA(R)) and patent-pending Directional Finding and Tracking Array (DFTA(TM)) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others. OEM and software publisher customers and strategic partners of Andrea Electronics' include: IBM Corporation, Intel Corporation, Symbol Technologies, Inc., Clarion Corporation of America, Microsoft Corp., Lernout & Hauspie, Audio Technica, J. D'Addario & Co., Lotus Development Corporation, Fonix Corporation, HearMe.com, InterWise, Inc., ILINC, Logitech, Inc., Net2Phone, Voyetra Turtle Beach and ZeroPlus.com, among others. Visit Andrea Electronics' website at http://www.AndreaElectronics.com or call 800-707-5779.


This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward-looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; and the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

               ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                      For the Years Ended December 31,
                                    -----------------------------------
                                    2000            1999           1998
                                    ----            ----           ----

    NET SALES                   $15,567,664     $17,112,487   $21,304,570

    COST OF SALES                11,279,649      11,908,751    14,178,871
                                -----------     -----------   -----------

      Gross profit                4,288,015       5,203,736     7,125,699

    RESEARCH AND DEVELOPMENT
     EXPENSES                     4,752,449       3,399,666     2,016,684

    GENERAL, ADMINISTRATIVE AND
     SELLING EXPENSES             9,314,692       8,954,805    13,002,959
                                -----------     -----------   -----------

      Loss from operations      (9,779,126)     (7,150,735)   (7,893,944)
                                -----------     -----------   -----------

    OTHER INCOME (EXPENSE):
      Interest income               416,393         246,882       233,346
      Interest expense            (233,880)       (306,843)     (710,324)
      Rent and miscellaneous
       income                        22,261          33,703     1,924,967
                                -----------     -----------   -----------
                                    204,774        (26,258)     1,447,989
                                -----------     -----------   -----------

    LOSS BEFORE PROVISION FOR
     INCOME TAXES               (9,574,352)     (7,176,993)   (6,445,955)

    PROVISION FOR INCOME TAXES           --              --            --
                                -----------     -----------   -----------
      Net loss                  (9,574,352)     (7,176,993)   (6,445,955)
                                ===========     ===========   ===========

    PREFERRED STOCK DIVIDENDS       351,209         195,843            --
                                -----------     -----------   -----------

      Net loss attributable to
       common shareholders     $(9,925,561)    $(7,372,836)  $(6,445,955)
                               ============    ============  ============

    PER SHARE INFORMATION

    Net Loss Per Share -
     Basic and Diluted               $(.72)          $(.56)        $(.61)
                               ============    ============  ============

    Shares used in computing net
     loss per share -
     Basic and Diluted           13,748,945      13,229,559    10,614,237
                               ============    ============  ============